Exhibit 99.1

FOR IMMEDIATE RELEASE                                              PRESS RELEASE
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INVESTMENT COMMUNITY:               ALL OTHERS:
Glenn A. Forbes                     Martin R. Petersen
Chief Financial Officer             Director, Public Affairs
(203) 341-4264                      (201) 785-8080



                PLAYTEX PRODUCTS ANNOUNCES PLAN TO CLOSE FACILITY


WESTPORT, CT (March 25, 2002) - Playtex Products, Inc. (NYSE: PYX), March 25, 2002 announced it will close its Watervliet, New York plastic molding facility by the end of 2002. The facility currently manufactures component parts primarily for the Company's infant feeding category and employs approximately 160 people. The production of the majority of these parts in the future will be outsourced to world-class plastic molders with specialized technology.

The Company will realize annualized cost savings of approximately $1.5 million beginning in 2003. The impact to on-going operating results in 2002 will be immaterial, as partial year savings will be offset by transition costs. The Company will record a one-time pre-tax charge in the first quarter of 2002 of approximately $8 million to cover exit costs and asset write-offs, which are mostly non-cash charges. The net cash outflow associated with this project in 2002 will be approximately $1.5 million.

"It is always a very difficult decision to make when any of our employees are impacted. We are committed to help them through the transition period," stated Michael R. Gallagher, Chief Executive Officer of Playtex. "Unfortunately, the changing demands of the business in terms of technology and capital investment required to deliver innovative products to the market on a cost efficient basis dictated that we consider strategic alternatives. We made this decision only after a thorough evaluation and have a detailed plan in place to ensure that there is no disruption in our ability to supply product to the market."

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, BINKY, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX GLOVES, BINACA and OGILVIE.


THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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